                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party Other Than the Registrant [ ]

Check the Appropriate Box:

[ ]   Preliminary Proxy Statement

[ ]   Confidential, for Use of the Commission Only
      (As Permitted by Rule 14a-6(e)(2))

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                               LSB BANCSHARES, INC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

Payment of Filing Fee (Check the Appropriate Box):

[X]     No Fee Required.

[ ]     Fee Computed On Table Below Per Exchange Act Rules 14a-6(i)(l) and 0-11.
        (1) Title of Each Class of Securities to Which Transaction Applies:
        (2) Aggregate Number of Securities to Which Transaction Applies:
        (3) Per Unit Price or Other Underlying Value of Transaction
            Computed Pursuant to Exchange Act Rule 0-11 (Set Forth the Amount
            On Which the Filing Fee is Calculated and State How It was Determined):
        (4) Proposed Maximum Aggregate Value of Transaction: (5) Total
            Fee Paid:

[ ]     Fee Paid Previously With Preliminary Materials.

[ ]     Check Box If Any Part of the Fee is Offset as Provided by
        Exchange Act Rule 0-11(a)(2) and Identify the Filing for Which the Offsetting Fee was Paid Previously. Identify the Previous Filing by Registration Statement Number, or the Form or Schedule and the Date of Its Filing.
        (1) Amount Previously Paid: $
        (2) Form, Schedule or Registration Statement No.:
        (3) Filing Party:
        (4) Date Filed:

               NOTICE OF ANNUAL MEETING OF THE SHAREHOLDERS OF
                              LSB BANCSHARES, INC.
                                  ONE LSB PLAZA
                         LEXINGTON, NORTH CAROLINA 27292


To the Shareholders of LSB Bancshares, Inc.:

         Notice is hereby given that the Annual Meeting of Shareholders of LSB Bancshares, Inc. ("Bancshares"), called under authority of Article 2, Section 2, of the Bylaws of Bancshares, will be held at the J. Smith Young YMCA, located at 119 West Third Avenue, Lexington, North Carolina 27292, on Wednesday, April 21, 1999 at 1:00 p.m. Shareholders of record at the close of business on March 8, 1999 are entitled to notice of and to vote at the meeting and any adjournment thereof.

         The purposes of the meeting are to consider and act upon the following proposals:

         --       To elect six members of the Board of Directors;

         -- To ratify the appointment of Turlington and Company, L.L.P., to conduct the independent audit for 1999;

         -- To consider and act upon a shareholder proposal by W. Robert Koontz relating to minimum share ownership requirements for directors of Bancshares; and

         -- To consider such other business as may properly come before the meeting.

         We urge you to attend this meeting. It is extremely important that your shares be represented regardless of the number you own. Please sign and return your proxy to Bancshares in the enclosed envelope at your earliest convenience. Unless you indicate to the contrary, your proxy will be cast FOR the nominees for director named in the accompanying Proxy Statement, FOR the ratification of the appointment of Turlington and Company, L.L.P. to conduct the independent audit for 1999, and AGAINST the shareholder proposal relating to minimum share ownership requirements for directors of Bancshares, each as described in more detail in the accompanying Proxy Statement.

         This 22nd day of March, 1999.

                                             Yours very truly,


                                             Robert F. Lowe
                                             Chairman, President and
                                             Chief Executive Officer

                              LSB BANCSHARES, INC.
                                  ONE LSB PLAZA
                         LEXINGTON, NORTH CAROLINA 27292


                                 PROXY STATEMENT

         The accompanying proxy is solicited by and on behalf of the Board of Directors of LSB Bancshares, Inc. ("Bancshares") for use at the Annual Meeting of Shareholders to be held on Wednesday, April 21, 1999 at 1:00 p.m. at the J. Smith Young YMCA, located at 119 West Third Avenue, Lexington, North Carolina 27292, and at any adjournment thereof. The entire cost of such solicitation will be borne by Bancshares. In addition, personal solicitation may be conducted by directors, officers and employees of Bancshares and its subsidiary, Lexington State Bank (the "Bank"). This Proxy Statement and the accompanying proxy card were first mailed to shareholders on or about March 22, 1999.

         The shares of Bancshares common stock (the "Common Stock") represented by the accompanying proxy card will be voted at the meeting if the proxy card is properly signed, dated and received by Bancshares prior to the time of the meeting. Where a choice is specified on the proxy card as to the vote on any matter to come before the meeting, the proxy will be voted in accordance with such specification. If no choice is specified, the proxy will be voted for the nominees for director named herein, for the ratification of the appointment of Turlington and Company, L.L.P. to conduct the independent audit for 1999, and against the shareholder proposal relating to minimum share ownership requirements for directors of Bancshares. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by delivering a written revocation or an executed proxy bearing a later date to the Secretary of Bancshares or by attending and voting in person at the meeting. If a shareholder is a participant in the Shareholder Dividend Reinvestment and Stock Purchase Plan, the proxy represents the number of shares of Common Stock in the shareholder's dividend reinvestment account as well as shares held of record directly by the shareholder.


                                VOTING PROCEDURES

         Shareholders of record at the close of business on March 8, 1999 will be entitled to vote at the Annual Meeting of Shareholders. At the close of business on March 8, 1999, 8,642,988 shares of Common Stock were outstanding and entitled to vote. There is no other class of authorized stock. On all matters considered at the meeting, shareholders are entitled to one vote for each share held.

         The laws of North Carolina, under which Bancshares is incorporated, provide that, in connection with the election of directors, the persons receiving a plurality of the votes cast will be elected as directors. The proposal to ratify the appointment of Turlington and Company, L.L.P. to conduct the independent audit of Bancshares for 1999, and the proposal relating to minimum share ownership requirements for directors will be approved if the number of votes cast "for" each such proposal exceeds the number of votes cast "against" such proposal. Shares held of record by a broker or its nominee ("Broker Shares") and abstentions that are voted on any matter will be counted for purposes of determining the existence of a quorum at the Annual Meeting. Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the Annual Meeting. Abstentions and Broker Shares that are not voted on a particular proposal will not be counted as votes for or against such proposals and will have the same effect as negative votes.


                        PROPOSAL 1: ELECTION OF DIRECTORS

         The Bylaws of Bancshares provide for a classified Board of Directors consisting of not less than nine and not more than 24 directors, the number to be determined by resolution of a majority of the Board of Directors or by resolution of the shareholders at any meeting thereof. The Board of Directors, by resolution, has set the number of directors at 14. Other than Marvin D. Gentry and Sue H. Hunter, the persons nominated by the Board of Directors to serve as directors for a three-year term expiring at the 2002 Annual Meeting, as set forth below, were elected as directors at the 1996 Annual Meeting. Mr. Gentry was initially appointed to the Board of Directors in connection with the 1997 acquisition of Old North State Bank and was subsequently elected by the shareholders at the 1998 Annual Meeting to serve for a term expiring at the 1999 Annual Meeting. Ms. Hunter was appointed by the Board of Directors on January 12, 1999 to fill the vacancy left by the retirement of Margaret Lee Crowell and is being nominated to serve for the unexpired term of Ms. Crowell, which expires at the 2000 Annual Meeting.

         The persons named as proxies in the accompanying proxy card intend to vote in favor of the nominees named below. Such nominees have consented to serve as directors of Bancshares if elected. If, at the time of the meeting, any of such nominees are unable or unwilling to serve, the discretionary authority provided in the accompanying proxy card will be exercised to vote for such other person or persons for the office of director as may be nominated by the Board of Directors. Proxies cannot be voted for a greater number of nominees than the number named in this Proxy Statement.

         The number of years of service on the Board of Directors indicated in the following table includes service on the Board of Directors of the Bank prior to the incorporation of Bancshares.

                       NOMINEES FOR ELECTION AS DIRECTORS
                     TO SERVE UNTIL THE 2002 ANNUAL MEETING

                              DIRECTOR                            PRINCIPAL OCCUPATION
NAME AND AGE                   SINCE                               FOR PAST FIVE YEARS
------------                  --------                            --------------------
Leonard H. Beck (63)            1995               President, Green Printing Company; Director of the
                                                   National Association of Printers and Lithographers

Marvin D. Gentry (63)           1997               President and CEO of The New Fortis Corporation, a
                                                   wholly-owned subsidiary of K. Hovnanian Enterprises

Samuel R. Harris (57)           1990               Physician

David A. Smith (60)             1990               Owner, Red Acres Dairy Farm

Burr W. Sullivan (52)           1987               President, Dorsett Printing and Lithograph Corporation



                       NOMINEE FOR ELECTION AS A DIRECTOR
                     TO SERVE UNTIL THE 2000 ANNUAL MEETING

                              DIRECTOR                            PRINCIPAL OCCUPATION
NAME AND AGE                   SINCE                               FOR PAST FIVE YEARS
------------                  --------                            --------------------

Sue H. Hunter (63)              1999               President and Co-owner of Thomasville Emporium; Vice
                                                   President of Side Street Cafe; former Davidson County
                                                   Commissioner and Vice Chairperson

                               INCUMBENT DIRECTORS
                      SERVING UNTIL THE 2000 ANNUAL MEETING

                              DIRECTOR                            PRINCIPAL OCCUPATION
NAME AND AGE                   SINCE                               FOR PAST FIVE YEARS
------------                  --------                            --------------------
Robert F. Lowe (56)             1983               Chairman, President and CEO of Bancshares, the Bank
                                                   and Peoples Finance Company of Lexington,  Inc., a
                                                   subsidiary of the Bank; President and a director of LSB
                                                   Financial Services, Inc., a subsidiary of the Bank

Roberts E. Timberlake (62)      1979               Artist/Designer; Chairman, Bob Timberlake, Inc.

Lloyd G. Walter, Jr. (64)       1997               Vice President and Chairman of Walter, Robbs, Callahan
                                                   and Pierce, Architects, P.A.

Julius S. Young, Jr. (51)       1988               President, Jay Young Management, Inc.



                               INCUMBENT DIRECTORS
                      SERVING UNTIL THE 2001 ANNUAL MEETING

                              DIRECTOR                            PRINCIPAL OCCUPATION
NAME AND AGE                   SINCE                               FOR PAST FIVE YEARS
------------                  --------                            --------------------
Michael S. Albert (44)          1995               President, CEO and Director of Billings Freight Systems,
                                                   Inc.; Treasurer of Cargo Carriers, Inc.; Vice President
                                                   of Metro Motor Express, Inc.

Peggy B. Barnhardt (65)         1995               Retired since 1996; formerly Deputy Superintendent,
                                                   Davidson County Schools

Walter A. Hill, Sr. (59)        1983               President, Hill Oil Company, Inc.; Vice President and
                                                   Secretary, NorthCo, Inc. (construction development)

Robert B. Smith, Jr. (60)       1969               Attorney


                     MANAGEMENT'S OWNERSHIP OF COMMON STOCK

         The following table sets forth information concerning the beneficial ownership of Common Stock by each director, nominee for director and each executive officer named under the heading "Executive Compensation" herein, and by all directors and executive officers as a group as of March 8, 1999. Management is aware of no person who beneficially owns more than five percent of the outstanding shares of Common Stock. According to rules promulgated by the Securities and Exchange Commission (the "SEC"), a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment, or has the right to acquire ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise.

                                                Amount and Nature of Beneficial Ownership of Common Stock
                                       ----------------------------------------------------------------------------
       Name of                          Sole Voting And          Shared Voting And                            %
    Beneficial Owner                   Investment Power          Investment Power          Total           of Total
-------------------------------------------------------------------------------------------------------------------
Michael S. Albert                           4,227 (1)                  5,396                9,623             *
Peggy B. Barnhardt                          2,808 (2)                                       2,808             *
Leonard H. Beck                             4,077 (3)                                       4.077             *
Marvin D. Gentry                           11,627 (4)                 11,266               22,893             *
Samuel R. Harris                            4,783 (5)                                       4,783             *
Walter A. Hill, Sr.                        12,759 (6)                  8,755               21,514             *
Sue H. Hunter                                 250                        250                  500             *
Robert F. Lowe                            112,247 (7)                 39,243              151,490            1.7
David A. Smith                              3,506 (8)                 11,190               14,696             *
Robert B. Smith, Jr.                       24,159 (9)                                      24,159             *
Burr W. Sullivan                            5,597 (10)                 3,889                9,486             *
Roberts E. Timberlake                      11,361 (11)                14,615 (12)          25,976             *
Lloyd G. Walter, Jr.                        6,478 (13)                 1,288                7,766             *
Julius S. Young, Jr.                        3,827 (14)                30,847               34,674             *
Monty J. Oliver                            43,833 (15)                    55               43,888             *
H. Franklin Sherron, Jr.                   53,930 (16)                14,287               68,217             *
All directors and executive
  officers as a group
  (16 persons)                            305,469                    141,081              446,550           5.1

----------------------------------
*        An asterisk indicates less than one percent.
(1)      Includes 2,500 shares subject to options exercisable on or before May
         8, 1999.
(2)      Includes 1,500 shares subject to options exercisable on or before May
         8, 1999.
(3)      Includes 1,250 shares subject to options exercisable on or before May
         8, 1999.
(4) Includes 625 shares subject to options exercisable on or before May 8, 1999.
(5)      Includes 3,125 shares subject to options exercisable on or before May
         8, 1999.
(6)      Includes 3,125 shares subject to options exercisable on or before May
         8, 1999.
(7) Includes 77,807 shares subject to options exercisable on or before May 8, 1999.
(8)      Includes 2,500 shares subject to options exercisable on or before May
         8, 1999.
(9)      Includes 2,500 shares subject to options exercisable on or before May
         8, 1999.
(10) Includes 3,125 shares subject to options exercisable on or before May 8, 1999.
(11) Includes 3,125 shares subject to options exercisable on or before May 8, 1999.
(12) Includes: (a) 4,964 shares held by the Bank as trustee of certain trusts for the benefit of Mr. Timberlake's wife, over which Mr. Timberlake shares investment power but has no voting power and (b) 7,564 shares held in trusts for Mr. Timberlake's benefit, over which Mr. Timberlake shares investment power with the Bank as trustee and over which the Bank has exclusive voting power.
(13) Includes 625 shares subject to options exercisable on or before May 8, 1999.
(14) Includes 3,125 shares subject to options exercisable on or before May 8, 1999.
(15) Includes 29,372 shares subject to options exercisable on or before May 8, 1999.
(16) Includes 31,872 shares subject to options exercisable on or before May 8, 1999.

                              CORPORATE GOVERNANCE

         The Board of Directors of Bancshares has standing Executive, Stock Option and Compensation, and Audit Committees. There are no other committees of the Board of Directors of Bancshares. The entire Board of Directors of Bancshares nominates persons to serve as directors.

         The Executive Committee of Bancshares reviews various matters and submits proposals or recommendations to Bancshares' Board of Directors. The Executive Committee is empowered to and does act for Bancshares' Board of Directors on certain matters. Members of the Executive Committee are Robert F. Lowe, David A. Smith, Robert B. Smith, Jr., Burr W. Sullivan and Julius S. Young, Jr. Bancshares' Executive Committee met once during 1998.

         The Stock Option and Compensation Committee administers the 1986 Employee Incentive Stock Option Plan, the 1996 Omnibus Stock Incentive Plan and the Management Incentive Plan (the "Incentive Plan") and the Old North State Bank 1990 Incentive Stock Option Plan and the Piedmont BancShares Corporation Stock Option Plan, both of which were assumed by Bancshares in connection with its acquisition of Old North State Bank. The Stock Option and Compensation Committee selects key employees for participation in such plans and determines the timing, pricing and amount of stock options granted and the amount of incentive compensation earned pursuant to the plans within the terms of the plans. The Stock Option and Compensation Committee is also responsible for administering the 1994 Director Stock Option Plan. The Stock Option and Compensation Committee was comprised of Michael S. Albert, Robert B. Smith, Jr., Mr. Sullivan, Roberts E. Timberlake, Mr. Young, Lloyd G. Walter, Jr. and Margaret Lee W. Crowell, who retired from the Board of Directors on December 31, 1998. The committee met four times during 1998.

         Messrs. Sullivan, Albert, Walter A. Hill, Sr., Robert B. Smith, Jr., Marvin D. Gentry and Young are members of Bancshares' Audit Committee. Bancshares' Audit Committee reviews and approves various audit functions and is responsible for reviewing and approving the Bank's internal audits and the separate examinations of the Bank by the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. Bancshares' Audit Committee met twice during 1998.

         The Board of Directors of the Bank has a standing Executive Committee. The Executive Committee of the Bank reviews various matters and submits proposals or recommendations to the Bank's Board of Directors. The Executive Committee is empowered to and does act for the Bank's Board of Directors on certain matters. The Bank's Executive Committee is comprised of Messrs. Lowe, David A. Smith, Robert B. Smith, Jr., Sullivan and Young. During 1998, 19 meetings of the Bank's Executive Committee took place.

         During 1998, the Board of Directors of Bancshares met 14 times and the Board of Directors of the Bank met 15 times. All directors attended at least 75 percent of the aggregate of the total number of meetings of the Board of Directors of Bancshares and the Bank (held during the period for which each person was a director) and the total number of meetings held by all committees of the Boards on which such directors served during 1998.

         Shareholders entitled to vote in the election of directors may nominate candidates for consideration by the Board of Directors of Bancshares. Pursuant to the Bylaws of Bancshares, notice of nominations made by shareholders with respect to the 2000 annual meeting must be received in writing by the Secretary of Bancshares no earlier than January 7, 2000 and no later than February 1, 2000 and must set forth (i) the name, age, business address and, if known, residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the nominee's qualifications to serve as a director, (iv) the number of shares of Common Stock beneficially owned by the nominee, (v) a representation that the nominee has consented to his name being placed in nomination, (vi) the name and record address of the shareholder making the nomination, (vii) the number of shares of Common Stock owned of record and beneficially by such shareholder, and (viii) any material interest of such shareholder in the proposed nomination.

                             EXECUTIVE COMPENSATION

         The following table sets forth the total compensation awarded, paid to or earned by the executive officers of Bancshares during each of the years ended December 31, 1998, December 31, 1997 and December 31, 1996:

                           SUMMARY COMPENSATION TABLE

                                                  Annual                  Long-Term
                                               Compensation             Compensation
                                           ----------------------       --------------
                                                                            Awards
                                                                        --------------
                                                                          Securities        All Other
            Name and                       Salary           Bonus         Underlying      Compensation
       Principal Position        Year        ($)             ($)        Options (#)(1)      ($)(2)
       ------------------        ----      -------         ------       --------------    ------------
Robert F. Lowe                   1998      204,000         57,253          10,000            51,055
President and CEO                1997      187,000         71,433          12,500            34,353
                                 1996      175,000         47,819          12,500            34,609

Monty J. Oliver                  1998      128,500         21,733           5,000            38,800
Secretary and Treasurer          1997      116,500         24,683           6,250            30,182
                                 1996      110,000         15,404           6,250            29,965

H. Franklin Sherron, Jr.         1998      115,700         30,558           5,000             8,313
Vice President                   1997      103,000         38,493           6,250             6,465
                                 1996       97,000         22,337           6,250             5,462

---------------------------------

(1) The information concerning options gives effect to the 25% stock split in the form of a stock dividend paid on February 15, 1996 and to the 25% stock split in the form of a stock dividend paid on February 16, 1998.
(2)      Compensation set forth in this column represents the following
         (i) amounts contributed by the Bank for the account of the executive officers under the Lexington State Bank Employees Savings Plus Plan for each of 1998, 1997 and 1996 as follows: Mr. Lowe, $4,800, $4,750 and
         $4,750; Mr. Oliver, $3,918, $3,957 and $3,140; and Mr. Sherron, $4,447,
         $2,760 and $2,769; and (ii) life insurance premiums paid by Bancshares for each of 1998, 1997 and 1996 as follows: Mr. Lowe, $46,255, $29,603 and $29,859; Mr. Oliver, $34,882, $26,225 and $26,825; and Mr. Sherron,
         $3,866, $2,705 and $2,693.

         The following table sets forth certain information regarding the stock options granted to the executive officers of Bancshares in 1998. Bancshares has no outstanding stock appreciation rights ("SARs") and granted no SARs during 1998. In addition, in accordance with the rules of the SEC, the table sets forth the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annually compounded Common Stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                     Individual Grants
                                                     -----------------                                Potential Realizable
                                                                                                        Value at Assumed
                                                    Percent of                                           Annual Rates of
                                  Number of            Total                                               Stock Price
                                 Securities           Options       Exercise                            Appreciation for
                                 Underlying         Granted to       or Base                              Option Term
                                   Options         Employees in       Price         Expiration      ----------------------
              Name                Granted           Fiscal Year      ($/Sh)           Date(1)        5% ($)        10% ($)
              ----               ----------        ------------     --------        ----------      --------       -------
Robert F. Lowe                     10,000             19.0           $20.75          06/09/08       130,495        330,701

Monty J. Oliver                     5,000              9.5           $20.75          06/09/08        65,247        165,350

H. Franklin  Sherron, Jr.           5,000              9.5           $20.75          06/09/08        65,247        165,350

---------------------------------

(1) Options become exercisable in installments of 20% on each anniversary date following the date of grant, and thereafter may be exercised in whole or in part at any time prior to the expiration date.


         The following table sets forth certain information regarding stock options exercised during 1998 by the executive officers of Bancshares, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares of Common Stock subject to exercisable and unexercisable stock options as of December 31, 1998. The table also sets forth the values for "in-the-money" options based on the positive spread between the exercise price of such stock options and the closing sale price of a share of Bancshares Common Stock on the Nasdaq National Market on December 31, 1998.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES(1)

                                                                                      Number of                 Value of
                                                                                      Securities                Unexercised
                                                                                      Underlying               In-the-Money
                                                                                      Options at                 Options
                                                                                      FY-End (#)              at FY-End ($)
                                                  Shares                            --------------          -----------------
                                                Acquired on           Value          Exercisable/             Exercisable/
              Name                              Exercise (#)      Realized ($)       Unexercisable            Unexercisable
-------------------------------------           ------------      ------------      ---------------         -----------------
Robert F. Lowe                                       0                   0          73,900 / 39,221         654,643 / 172,977

Monty J. Oliver                                    2,500              10,500        27,809 / 18,439         249,861 / 77,932

H. Franklin Sherron, Jr.                             0                   0          30,309 / 18,439         265,986 / 77,932

----------------------------

(1) The information concerning options gives effect to the 25% stock split in the form of a stock dividend paid on February 15, 1996 and to the 25% stock split in the form of a stock dividend paid on February 16, 1998.


                                  PENSION PLAN

         The Bank's Employees' Pension Plan is a non-contributory plan that covers all employees who work at least 1,000 hours annually, are at least 21 years old and have completed one year of service. The plan is a defined benefit plan, providing for benefits equal to .8% of final average monthly compensation, multiplied by years of credited service, plus .65% of final average monthly compensation in excess of the social security compensation amount, multiplied by years of credited service not to exceed 35 years. Final average compensation is the average of the five highest consecutive calendar years of compensation paid during the ten calendar years preceding retirement. The compensation covered by the plan consists of base salary. A participant's accrued benefit is fully vested and non-forfeitable upon reaching age 65. If a participant terminates employment for any reason other than death, disability or retirement, the participant's accrued benefits will vest after five years of service. Benefits can be paid in a lump sum only if the distribution is $10,000 or less. Distributions over $10,000 must be paid in monthly payments. Benefits also are provided for early retirement, deferred retirement, disability retirement and death.

         The following table shows estimated annual benefits payable upon retirement at age 65 to participants under the plan.

                               PENSION PLAN TABLE

                       ESTIMATED YEARS OF CREDITED SERVICE
                     ANNUAL BENEFIT PAYABLE ON RETIREMENT(1)

           Five-Year Average               15              20             25              30            35
         Salary at Retirement             Years           Years          Years           Years         Years
         --------------------            ------          ------         ------          ------        ------
                 225,000                 31,862          42,483         53,104          63,724        74,345
                 200,000                 31,862          42,483         53,104          63,724        74,345
                 175,000                 31,862          42,483         53,104          63,724        74,345
                 150,000                 29,469          39,292         49,115          58,938        68,761
                 125,000                 24,032          32,043         40,054          48,064        56,075
                 100,000                 18,607          24,809         31,011          37,214        43,416
                  75,000                 13,157          17,524         21,928          26,314        30,699
                  50,000                  7,720          10,293         12,866          15,440        18,013

-----------------------------

(1) Some of the amounts shown exceed the limits imposed by federal law for qualified plans.

         Benefits payable as shown in the table are computed on a straight-life annuity basis. Such amounts are not subject to deduction for social security benefits or other amounts received by participants. Years of credited service for the persons named in the summary compensation table above are as follows:
Mr. Lowe (28); Mr. Oliver (20); and Mr. Sherron (8).

PERFORMANCE GRAPH

         The foregoing graph and the following table compare, for the five-year period ended December 31, 1998, the cumulative return to shareholders of Bancshares with the Standard & Poor's 500 Stock Index and an index consisting of 500 major regional banks, assuming investment of $100 at the beginning of the period and the reinvestment of dividends.

                             12/31/93     12/31/94     12/31/95     12/31/96     12/31/97     12/31/98
                             --------     --------     --------     --------     --------     --------
LSB Bancshares, Inc.          $100.00      $115.13      $129.49      $163.73      $222.86      $210.78
S&P 500 Composite             $100.00      $101.32      $139.40      $171.40      $228.59      $293.91
Major Regional Banks          $100.00      $ 94.65      $149.03      $203.63      $306.20      $338.30

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE

         The following report of the Stock Option and Compensation Committee of the Board of Directors of Bancshares provides information with respect to the compensation paid to Bancshares' Chief Executive Officer, Robert F. Lowe, and to its other executive officers, Mr. Sherron and Mr. Oliver.

         Bancshares' executive compensation program is administered by the Stock Option and Compensation Committee (the "Committee") of the Board of Directors of Bancshares. The Committee is comprised of the individuals listed below, each of whom is or was a non-employee director of Bancshares and the Bank. Bancshares' compensation program for executive officers consists of the following elements: annual salary; performance-based cash awards under the Management Incentive Plan (the "Incentive Plan"); annual grants of options under the 1996 Omnibus Stock Incentive Plan (the "1996 Plan"); annual matching contributions under the Lexington State Bank Employees Savings Plus Plan (the "Bank Savings Plan"); and Employment Continuity Agreements. The Committee grants stock options under the 1996 Plan to the executive officers. Under the Incentive Plan, the Committee recommends to Bancshares' Board of Directors the corporate performance objectives and recommends to the Bank's Board of Directors the related incentive compensation amounts for executive officers. The Committee recommends to the Bank's Board of Directors the salary levels for executive officers, and the Bank's Board of Directors determines matching contributions under the Bank Savings Plan.

         Bancshares' executive compensation program is designed to enable Bancshares to attract, retain and reward executive officers. The Committee intends to keep compensation levels competitive with a representative sample of the Bank's peer group. The Committee's strategy is to maintain a structure within the executive compensation program that strengthens the link between executive compensation, Bancshares' performance, individual performances of the executive officers and shareholder interests. In accordance with this strategy, in February 1996, Bancshares' Board of Directors adopted the Incentive Plan. Under the Incentive Plan, executive officers recommended by the Committee and approved by the Bank's Board of Directors may earn incentive compensation if Bancshares achieves operating performance objectives recommended by the Committee and approved by Bancshares' Board of Directors and the executive officers achieve individual performance objectives. The Committee believes that the Incentive Plan motivates Bancshares' executive officers to attain Bancshares' business goals.

         The following sections of this Report describe the compensation program for executive officers in effect in 1998.

         BASE SALARY

         Base salaries for executive officers are reviewed and approved by the Bank's Board of Directors based upon recommendations by the Committee. The Committee recommends salaries based upon a review of the range of salaries earned by executive officers within a representative peer group, although there is no predetermined point within such range at which the Committee targets salaries. In determining base salaries, the Committee does not establish performance thresholds or other measures that directly relate base salaries to operating performance.

         The base salary paid to Bancshares' Chief Executive Officer, Robert F. Lowe, during 1998 reflects the base salary policies described above. Mr. Lowe's 1998 salary was at the midpoint of the range of salaries paid to the chief executive officers of the Bank's peer group. The Committee believes that Mr. Lowe's 1998 base salary, which is a 9.1% increase over his 1997 base salary, is modest in relation to Bancshares' performance and consistent with the salaries earned by executives of the Bank's peer group.

         The base salaries paid to Bancshares' other executive officers, Mr. Sherron and Mr. Oliver, are recommended by Mr. Lowe to the Committee. The 1998 base salary paid to Mr. Sherron was at the 33rd percentile of the range of salaries paid to executive officers of the Bank's peer group and is based on years of experience. Mr. Sherron's base salary during 1998 reflects a 12.3% increase over his 1997 base salary. During 1998, Mr. Oliver's base salary was at the 93rd percentile of the range of salaries paid to executive officers of the Bank's peer group and is based on years of experience. Mr. Oliver's base salary during 1998 reflects a 10.3% increase over his 1997 base salary. The Committee believes that the base salaries paid to Mr. Sherron and Mr. Oliver give fair consideration to their individual contributions and are competitive with the Bank's peer group.

         INCENTIVE COMPENSATION

         Incentive compensation awards for executive officers of Bancshares granted under the Incentive Plan are recommended by the Committee and approved by the Bank's Board of Directors based on each executive officer's achievement of his individual performance objectives. These objectives are tied to measurements of corporate objectives, such as return on average assets, asset growth, deposit growth, efficiency ratio and delinquency and charge off percentages, and, in some instances, other objectives that are specific to the executive officer's job function. In January 1999, the Committee amended the Incentive Plan by changing the criteria for determining the maximum cash incentive award under the Incentive Plan from return on average assets to net income. The Committee's action reflects their commitment to maintaining a strong incentive compensation plan that is directly related to maximizing long-term shareholder value.

         For performance during 1998, Bancshares awarded cash incentive compensation under the Incentive Plan totaling $275,000 to 30 officers, which amount includes an aggregate of $109,544 paid to Bancshares' executive officers. In 1998, other participants in the Incentive Plan were key employees who, in the judgment of the Committee, made a substantial contribution to the success of Bancshares and its subsidiaries and who the Committee believes should participate in that success and be motivated to contribute to future success. The incentive compensation awards granted to Mr. Lowe and to Mr. Sherron were based solely upon Bancshares' performance as measured by the corporate objectives set forth above, while the incentive compensation award granted to Mr. Oliver was based on such corporate objectives and his management of the annual budget process, investor and analyst relations and compliance with regulations promulgated by the SEC and The Nasdaq Stock Market, Inc. Each of the executive officers met or exceeded the performance objectives established for him for 1998.

         STOCK OPTIONS

         The Committee awards stock options to executive officers as a long-term incentive to align the executives' interests with those of other shareholders and to encourage significant stock ownership. Under the 1996 Plan, the Committee grants to selected key employees options to purchase Bancshares' Common Stock at a price equal to the fair market value of Bancshares' Common Stock on the date of grant. Employees under the 1996 Plan are those key employees who, in the judgment of the Committee, are in a position to materially affect the overall success of Bancshares and its subsidiaries by reason of the nature and extent of their duties.

         In 1998, pursuant to the 1996 Plan, the Committee granted options for 52,500 shares of Bancshares' Common Stock to employees of Bancshares and the Bank, including options for 10,000 shares granted to Mr. Lowe and 5,000 shares granted to each of Messrs. Oliver and Sherron. The Committee has not adopted any objective criteria that relates the level of options granted to the executive officers to performance of Bancshares or the individuals. In approving the grant to Mr. Lowe, the Committee considered numerous factors, including Bancshares' operating performance, Mr. Lowe's prior contributions and potential to contribute in the future and practices within the Bank's peer group with respect to granting options, although none of these factors was individually determinative.

         The stock options granted under the 1996 Plan become exercisable in twenty percent (20%) installments on each of the first five anniversaries of the date of grant. The option recipients, including Mr. Lowe, will receive value from these grants only to the extent that the price of Bancshares' Common Stock exceeds the grant price.

         MATCHING CONTRIBUTIONS

         The Bank Savings Plan is a voluntary defined contribution benefit plan designed to provide additional incentive and retirement security for eligible employees of the Bank. All Bank employees over the age of 21 are eligible to participate in the Bank Savings Plan. The executive officers of Bancshares participate in the Bank Savings Plan on the same basis as all other eligible employees of the Bank. Under the Bank Savings Plan, each eligible employee of the Bank may elect to contribute on a pre-tax basis to the Bank Savings Plan 2% to 15% of his or her compensation, subject to certain limitations that may lower the maximum contributions of more highly compensated participants.

         At the beginning of each year, the Bank determines the amount of its matching contributions to be made during the year. In 1998, the Bank's matching contributions totaled $180,045.98, including $4,800 contributed to Mr. Lowe, $3,919 contributed to Mr. Oliver and $4,447 contributed to Mr. Sherron.

         EMPLOYMENT CONTINUITY AGREEMENTS

         In June 1996, the Committee, after careful consideration and upon advice of legal counsel, voted to recommend to Bancshares' Board of Directors approval of Employment Continuity Agreements (the "Agreements") for Messrs. Lowe, Oliver and Sherron. In July 1996, the Bancshares' Board of Directors approved the Agreements for such executive officers. In June 1998, the Committee adopted resolutions terminating the Agreements and recommended to Bancshares' Board of Directors approval of new Employment Continuity Agreements (the "New Agreements") for the executive officers. Concurrently, the Committee recommended to Bancshares' Board of Directors approval of New Agreements for six other key management employees. On June 9, 1998, Bancshares' Board of Directors approved the nine New Agreements at their regular meeting.

         In January 1998, the Committee ratified management's approval of a New Agreement with Mr. Nicholas A. Daves, Senior Vice President, and recommended the same to Bancshares' Board of Directors, which approved the New Agreement at its regular meeting on January 13,

1998. Upon approving the New Agreement with Mr. Daves, his prior employment agreement with Old North State Bank was terminated.

         The Board believes that Bancshares, as a publicly-held corporation, is subject to the possibility of a change in control and that the possibility of such may generate uncertainty on the part of the executive officers and other key management employees and may result in their departure from Bancshares or their distraction from operating responsibilities. Both the Committee and Bancshares' Board of Directors recognizes that outstanding management is essential to advancing the best interests of Bancshares and its shareholders. The Board of Directors believes that the New Agreements will give Bancshares' executive officers and key management employees certain employment security, which the Board of Directors will secure their continued services in the performance of both regular duties and any extra duties required of them during periods of uncertainty. Mr. Lowe's New Agreement includes a three-year change of control provision, and the other New Agreements have one-year rolling change of control provisions.

         This report is submitted by the Stock Option and Compensation Committee of the Board of Directors of Bancshares.

         STOCK OPTION AND COMPENSATION COMMITTEE:

         Robert B. Smith, Jr., Chairman
         Michael S. Albert
         Margaret Lee W. Crowell
         Burr W. Sullivan
         Roberts E. Timberlake
         Lloyd G. Walter, Jr.
         Julius S. Young, Jr.

COMPENSATION OF DIRECTORS

         Each member of the Board of Directors of Bancshares receives a fee of $250 for each Board meeting that he or she attends, plus an annual retainer of $4,000. Each non-management director receives a fee of $150 for each committee meeting of Bancshares and the Bank that he or she attends. Each year Bancshares also grants each non-management director a five-year option to purchase 500 shares of Common Stock. The exercise price of each option is the fair market value of the Common Stock on the date of grant. The option is granted on the date of the annual shareholders' meeting.

         In addition, directors may participate in Bancshares' Deferred Compensation Plan for Directors, under which a director may defer a designated amount of his or her annual compensation until he or she retires, dies while still a director, becomes permanently disabled or otherwise discontinues service as a director. Interest on each director's deferred account is credited at the end of each month at a rate of six percent per annum. Each director's interest in the plan is nonassignable, although each director may name a beneficiary to receive his or her deferred compensation in the event of the director's death. During the last fiscal year, each director allocated 100% of his or her 1998 director's fees to his or her deferred account.

SECTION 16 REPORTING DELINQUENCIES

         Section 16(a) of the Securities Exchange Act of 1934 requires the executive officers and directors of Bancshares and persons who beneficially own more than ten percent of the outstanding shares of Common Stock to file with the SEC reports disclosing their initial ownership of Common Stock, as well as subsequent reports disclosing changes in such ownership. To Bancshares' knowledge, based solely on a review of copies of such reports furnished to Bancshares and written representations that no other reports were required during the year ended December 31, 1998, the executive officers and directors of Bancshares complied with all Section 16 (a) filing requirements.


                              CERTAIN TRANSACTIONS

         Certain directors and officers of Bancshares and companies with which directors or officers are associated are customers of the Bank and as such may from time to time borrow from the Bank within prescribed limitations. Any such loans and commitments are made in the ordinary course of business, on terms no more favorable, including interest rates and collateral, than those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectability or present other unfavorable features. The indebtedness of all directors and officers as a group represents 17.4% of Bancshares' shareholders' equity.

                   PROPOSAL 2: INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors of Bancshares has appointed the firm of Turlington and Company, L.L.P., for the purpose of auditing the financial statements of Bancshares and its subsidiaries for the fiscal year ended December 31, 1999, and shareholders are being asked to ratify this appointment. Turlington and Company, L.L.P., has been employed in this capacity by Bancshares since 1982. Fees charged by this firm are furnished at rates and upon terms that are customarily charged by other independent auditing firms. A representative of the firm will be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so and to respond to appropriate questions.


                  PROPOSAL 3: SHAREHOLDER PROPOSAL RELATING TO
                      MINIMUM SHARE OWNERSHIP BY DIRECTORS

         Bancshares has been advised that W. Robert Koontz, 4630 W. Old U.S. 64, Lexington, North Carolina 27295, has proposed the following resolution to be considered by the shareholders of Bancshares:

         "RESOLVED: That the shareholders of LSB Bancshares, Inc. recommend that the Board of Directors take the necessary steps to amend the company's governing instruments to adopt the following:

                  "Beginning on the 1999 LSB Bancshares Annual Shareholders meeting, excluding those directors elected in 1997, 1998, 1999, each director before qualifying as a director of LSB Bancshares and at all times while serving as a director, excluding stock options, convertible securities and warrants, shall own 500 shares of common LSB Bancshares, Inc. Should any director fail to comply with this ownership requirement, such director shall have sixty (60) days from the date of non-compliance to again comply. Failure to again comply, shall result in disqualification and such director's position shall be declared vacant."


         In support of the foregoing resolution, Mr. Koontz states:

         "REASONS: One of the most important issues before the American people today is accountability. In our government, our schools, our legal system and our corporations, we have lost accountability. Every one wants to be under the umbrella of tenure, seniority, guarantee, and Golden Parachutes. Why would management or the Board of Directors object to its directors being mandated to own 500 shares? Generally speaking, corporate management has created a monopoly. It does not matter if a director knows anything about banking or financial matters, just as long as he/she has a degree from a prestigious school or a relationship with the officers or other directors. I am not suggesting that the Board of Directors invest in 500 shares in some new or unproven company, but a company with solid assets. If the Board of Directors does not have confidence in themselves to direct LSB profitably, surely they should not serve on the Board of Directors of LSB Bancshares.

         If you AGREE, please mark your proxy FOR a beginning to Accountability."

                             STATEMENT OF OPPOSITION

         The Board of Directors UNANIMOUSLY recommends a vote AGAINST this proposal.

         Mr. Koontz's resolution is substantially identical to a resolution he introduced at each of the 1993, 1994, 1995, 1996, 1997 and 1998 Annual Meetings. Shares representing less than 21% of the outstanding Common Stock were voted in favor of Mr. Koontz's resolution at each of the five previous shareholders' meetings.

         The Board of Directors of Bancshares does not believe that minimum share ownership requirements for directors of Bancshares will serve any useful purpose. Under North Carolina law, each director of Bancshares who is also a director of the Bank is required to own shares of Common Stock having an aggregate book value of at least $1,000, or 119 shares at December 31, 1998. The Board of Directors of Bancshares continues to believe that minimum share ownership requirements for directors, over and above those imposed by North Carolina law, would not benefit Bancshares but would unnecessarily restrict Bancshares' ability to attract and retain qualified candidates to serve as directors of Bancshares.

         In addition, the Board of Directors believes that the reasons given by Mr. Koontz in support of his proposal are untrue as applied to the members of the Board of Directors of Bancshares. The Board of Directors believes that historically there has been no relationship between a director's contributions to Bancshares and the level of his or her investment in Common Stock. Moreover, contrary to Mr. Koontz's statements, directors of Bancshares are not selected on the basis of their relationships with other directors or officers, the schools they attended or any other improper factors. Directors are nominated by the Board of Directors, and elected by the shareholders of Bancshares, on the basis of their experience, individual accomplishments, knowledge, ability, judgment and a number of other factors that may or may not include a special knowledge of the banking industry. Bancshares has for a number of years sought to maintain diversity on its Board of Directors, and the current composition of the Board reflects this policy. Bancshares believes a diverse group of directors will enhance the perspectives and collective talents of Board members and enable the Board to better manage all facets of the business and affairs of Bancshares. Accordingly, based on these facts, the Board of Directors strongly believes Mr. Koontz's proposal is without merit and should not be supported by the shareholders.


                              SHAREHOLDER PROPOSALS

         Any shareholder proposal to be included in the proxy materials relating to the 2000 Annual Meeting must be received by the Secretary of Bancshares, One LSB Plaza, Lexington, North Carolina 27292, by November 23, 1999.

         In addition to any other applicable requirements, for business to be properly brought before the 2000 Annual Meeting by a shareholder, even if the proposal is not to be included in Bancshares' proxy statement, pursuant to Bancshares' Bylaws, the shareholder must give notice in writing to the Secretary of Bancshares not later than January 22, 2000. As to each matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting and the reasons for addressing it at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the number of shares of Common Stock owned of record and beneficially by such shareholder and (iv) any material interest of the shareholder in such business.


                                  OTHER MATTERS

         The Board of Directors of Bancshares knows of no other matters intended to be presented for consideration at the meeting. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.



                                                       Robert F. Lowe, President
                                                       March 22, 1999

APPENDIX A---Form of Proxy Card

                              LSB BANCSHARES, INC.
                                  One LSB Plaza
                         Lexington, North Carolina 27292

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Robert F. Lowe and Robert B. Smith, Jr., and each of them, as proxies (and if the undersigned is a proxy, as substitute proxies), with power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse, all the shares of LSB BANCSHARES, INC. held of record by the undersigned at the close of business on March 8, 1999, at the Annual Meeting of Shareholders to be held on April 21, 1999, at 1:00 p.m. at the J. Smith Young YMCA and at any adjournments thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for all nominees for Director, for Proposal 2 and against Proposal 3.

If the shareholder is a participant in the Shareholders Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of shares in the dividend reinvestment account as well as shares owned of record directly by the shareholder.

         --------------------------------------------------------------
         PLEASE VOTE, DATE AND SIGN ON THE REVERSE AND RETURN PROMPTLY,
                            IN THE ENCLOSED ENVELOPE
         --------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the reverse. When shares are held by joint owners, both should sign. When signing as an executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.
       ------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?

----------------------------------------

----------------------------------------

----------------------------------------

[X]    PLEASE MARK VOTES
       AS IN THIS EXAMPLE

------------------------------------------------------

                  LSB BANCSHARES, INC.

------------------------------------------------------

Mark box at right if an address change has been noted   [ ]
on the reverse side of this card.







                                                  ------------------------------
Please be sure to sign and date this Proxy        Date
                                                  ------------------------------
--------------------------------------------------------------------------------



       Shareholder sign here              Co-owner sign here
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
The Board of Directors recommends a vote "FOR" proposal 1 and 2.
--------------------------------------------------------------------------------
                                                For All        With-     For All
1.  Election of Directors.                      Nominees       hold      Except

    Leonard H. Beck        Sue H. Hunter
    Marvin G. Gentry       David A. Smith         [ ]           [ ]        [ ]
    Samuel R. Harris       Burr W. Sullivan

INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "For All Except" box and strike a line through the names(s) of the nominee(s) in the list provided above. Your shares will be voted for the remaining nominee(s).

                                                        For    Against   Abstain

2.  Proposal to ratify the appointment of Turlington
    and Company, L.L.P., Certified Public Accountants,  [ ]      [ ]       [ ]
    for the year ending December 31, 1999.

--------------------------------------------------------------------------------
The Board of Directors recommends a vote "AGAINST" proposal 3.
--------------------------------------------------------------------------------

                                                        For    Against   Abstain


3.  Shareholder proposal by W. Robert Koontz
    relating to minimum share ownership                 [ ]      [ ]       [ ]
    requirement for directors.


4. In their discretion, the proxies are authorized to vote upon such other business and matters as may properly come before the meeting or at any adjournment(s) thereof.

DETACH CARD